Exhibit 99.1

NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, KY 40509

NEWS
RELEASE

Company Contact: Michael P. Windisch, CFO
Phone: (859) 263-3948
FAX: (859) 263-4228
E-MAIL: ngas@ngas.com

NGAS RESOURCES PROVIDES 2008 OPERATIONAL REVIEW
• Proved Developed Reserves Increase 20%
• 20 Appalachian Horizontal Wells Drilled in 2008
• 2008 Production Increased 13% to 3.7 Bcfe

LEXINGTON, KENTUCKY, February 17, 2009. NGAS Resources, Inc. (Nasdaq: NGAS) today announced that its estimated proved developed reserves at year-end 2008 were 57 billion cubic feet equivalents (Bcfe), an increase of 20% over 2007. Total proved reserves at year-end 2008, including proved undeveloped locations (PUDs), were 78 Bcfe, compared to 105 Bcfe at year-end 2007. This reflects a significant decrease in PUD reserves, resulting from higher 2008 drilling costs and lower year-end commodity prices used under SEC reserve reporting rules. These prices averaged $5.51 per thousand cubic feet (Mcf) of natural gas, compared to $7.39 per Mcf at year-end 2007.

The company’s production volumes in 2008 increased 13% to 3.7 Bcfe, compared to 3.3 Bcfe in 2007. Production in the fourth quarter of 2008 was 1.0  Bcfe, an increase of 5% on a period-over-period basis. The company’s realized sales prices for natural gas averaged $7.62 per Mcf for the fourth quarter of 2008 and $8.89 per Mcf for the year as a whole.

During 2008, the company transitioned from vertical to horizontal drilling in its Leatherwood field. The company drilled 20 horizontals in Leatherwood last year, each with a single lateral leg averaging 3,500 feet through the Devonian shale formation, which is present throughout the company’s Appalachian properties. Initial 30-day production rates for these wells averaged 309 Mcf per day. The company retained an average working interest of 56% in these wells, with the balance maintained by the mineral interest owners, who have participation rights for up to 50% of the working interest in Leatherwood wells.

William S. Daugherty, President and CEO of NGAS Resources, commented “Our transition to horizontal drilling through the Devonian shale has been very successful. This contributed to record production in 2008 despite a challenging environment in the second half of the year.” Mr. Daugherty added, “We are expanding our horizontal drilling this year throughout our core operated fields in the Appalachian and Illinois Basins. To date, we have successfully drilled one Devonian shale horizontal in each of our Straight Creek, Fonde and Stone Mountain fields. With over 73% of our 273,000 acres in southern Appalachia undeveloped, our acreage and infrastructure position provides us with a multi-year inventory of horizontal drilling locations for future growth. While the upside of our transition to horizontal drilling is not fully reflected in our year-end reserves, we expect many of the former vertical PUDs to be drilled horizontally, with substantially higher recovery volumes and rates than vertical wells at significantly lower finding costs.”

About NGAS Resources

NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian basin. Additional information, including the company’s most recent periodic reports and proxy statement, can be accessed on its website at www.ngas.com.

Forward Looking Statement

This release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the Securities and Exchange Commission.

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